Exhibit 99.1

For Immediate Release:

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF
OPERATIONS FOR THE QUARTER AND NINE MONTHS ENDED MARCH 31, 2010

Shreveport, Louisiana – May 5, 2010 - Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTCBB: HFBL), the “mid-tier” holding company of Home Federal Bank (the “Bank”), reported a net loss for the quarter ended March 31, 2010, of $292,000, or $0.09 per share, as compared to net earnings of $273,000, or $0.08 per share, for the quarter ended March 31, 2009.  The net loss reported for the three months ended March 31, 2010 was primarily due to the recognition of a $627,000 (pre-tax) non-cash impairment charge taken with respect to the Company’s $2.4 million investment in a mutual fund and increased compensation and other operating expenses as we hired additional employees while expanding our office and branch network. The impairment charge reflects the determination that the decline in fair value in such investment was other than temporary. While the determination that the mutual fund investment was impaired resulted in the reporting of a net loss for the quarter ended March 31, 2010, it had only minimal impact on stockholders’ equity since the majority of the impairment charge was previously reflected as an unrealized loss on available for sale securities. For the nine months ended March 31, 2010, the Company reported net earnings of $209,000, or $0.06 per share, a decrease of $312,000, or 59.9%, as compared to the $521,000 in net earnings, or $0.16 per share, reported for the nine months ended March 31, 2009.

Daniel R. Herndon, President and Chief Executive Officer, stated, “The increase in compensation and other operating expenses for both periods is a result of our long-term strategy to grow our retail franchise and expand our branch network, as well as diversify the products and services we offer our customers. We are investing in our future and believe these actions will position the Company for strong profitability in the years ahead.”

James R. Barlow, Executive Vice President and Chief Operating Officer, stated, “Over the past year we have added experienced commercial loan officers that have facilitated a dramatic growth in our loan portfolio including commercial loans to local small and mid-size businesses. As a result of this growth, our net interest income for both the quarterly and nine-month periods increased by more than 40% and 47%, respectively. Given our strong capital position and enhanced lending capability, we anticipate continued strong growth in our loan portfolio which should improve our operating results.”

The decrease in net earnings for the quarter ended March 31, 2010, compared to the same period in 2009 was primarily due to an increase of $720,000, or 101.1%, in non-interest expense, a decrease of $232,000, or 191.7%, in non-interest income, and an increase of $24,000, or 17.1%, in income tax expense. These changes were partially offset by a $411,000, or 40.9%, increase in net interest income. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $489,000, or 113.2%, in conjunction with expense increases resulting from the Company’s expanded lending activities and office growth. The decrease in non-interest income was primarily due to the investment impairment charge discussed below of $627,000, partially offset by increases in gain on sale of investments and gain on sale of loans for the quarter ended March 31, 2010, compared to the prior year period. The increase in net interest income was primarily due to an increase in interest income and fees due to an increase in loan volume combined with a decrease in cost of funds for the quarter ended March 31, 2010, compared to the prior year period.

Impairment charges of approximately $627,000 were recognized during the three months ended March 31, 2010 compared to none for the same period in 2009.  These impairment charges were taken to write-down the book value of our investment in a mutual fund to its fair value of $1.7 million at March 31, 2010, based on our determination that the investment was other-than-temporarily impaired.  The mutual fund invests in mortgage-related securities. This determination for the fund, was made, in part, based on credit rating downgrades in certain of the private label mortgage-backed securities held by the fund, as well as an analysis of the overall status of the fund.

The decrease in net earnings for the nine months ended March 31, 2010 resulted primarily from a $1.5 million, or 71.1%, increase in non-interest expense, and a $154,000, or 57.5%, increase in income tax expense.  These increases were partially offset by a $1.3 million, or 47.5%, increase in net interest income, and a $54,000, or 31.0%, increase in non-interest income. Similar to the increases in non-interest expense and net interest income for the quarter ended March 31, 2010, the increase in non-interest expense was primarily due to an increase in compensation and benefits expense as well as additional marketing expense. The increase in net interest income for the nine month period was primarily due to an increase in interest income and fees from loans combined with a decrease in the Company’s cost of funds.

At March 31, 2010, the Company reported total assets of $170.8 million, an increase of $16.0 million, or 10.4%, compared to total assets of $154.8 million at June 30, 2009.  The increase in total assets was primarily due to an increase in loans receivable of $31.9 million, or 66.1%, an increase in cash and cash equivalents of $5.4 million, or 53.7%, and an increase in other assets of $2.3 million, or 134.9%. These increases were partially offset by a decrease in investment securities of $23.5 million, or 24.8%. The increase in loans receivable primarily reflects an increase in commercial lending during the nine months ended March 31, 2010. At March 31, 2010, the Company had one non-performing loan with a balance of $15,000.

Total liabilities at March 31, 2010 were $138.7 million, an increase of $15.3 million, or 12.4%, compared to total liabilities of $123.5 million at June 30, 2009.  The increase in total liabilities was primarily due to an increase in deposits of $16.7 million, or 19.3%, partially offset by a decrease in advances from the Federal Home Loan Bank of $2.0 million, or 5.5%. Deposits increased as a result of our marketing efforts undertaken in the nine months ended March 31, 2010 and our new lending relationships.

Stockholders' equity increased $778,000, to $32.1 million, or 18.8% of total assets at March 31, 2010, compared to $31.3 million, or 20.2%, of total assets at June 30, 2009.  The increase in stockholders’ equity was due primarily to the change in the Company’s other accumulated comprehensive income associated with securities available for sale, increasing from a balance of $439,000, at June 30, 2009 to a balance of $1.2 million at March 31, 2010, net income of $209,000 for the nine months ended March 31, 2010, and the distribution of shares associated with the Company’s recognition and retention plan of $124,000.  These increases were partially offset by dividends of $220,000 during the nine months ended March 31, 2010, and the acquisition of treasury stock at a cost of $207,000.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Bank which conducts business from three banking offices and one agency office, all located in Shreveport Louisiana. The Company's Internet address is http://www. homefederalbancorp.com.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Home Federal Bancorp, Inc. of Louisiana.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.homefederalbancorp.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	March 31, 2010	June 30, 2009
	(Unaudited)
Cash and cash equivalents	$15,384	$10,007
Investment securities	71,343	94,831
Loans receivable	80,087	48,225
Other assets	4,001	1,703

Total assets	$170,815	$154,766

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$102,803	$86,146
Advances from the Federal Home Loan Bank of Dallas	34,035	35,997
Other liabilities	1,889	1,313

Total liabilities	138,727	123,456

Stockholders’ equity	32,088	31,310

Total liabilities and stockholders’ equity	$170,815	$154,766

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(In thousands, except share data)
	Three months ended March 31,		Nine months ended March 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Total interest income	$2,257	$1,943	$6,682	$5,664
Total interest expense	842	939	2,619	2,910
Net interest income	1,415	1,004	4,063	2,754
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	1,415	1,004	4,063	2,754
Non-interest (loss) income	(111)	121	228	174
Non-interest expense	1,432	712	3,660	2,139
(Loss) income before income taxes	(128)	413	631	789
Income taxes	164	140	422	268

NET (LOSS) INCOME	$(292)	$273	$209	$521

(LOSS) EARNINGS PER SHARE
Basic	$(0.09)	$0.08	$0.06	$0.16
Diluted	$(0.09)	$0.08	$0.06	$0.16

CONTACT: Home Federal Bancorp, Inc. of Louisiana
Daniel R. Herndon, President and Chief Executive Officer
Clyde D. Patterson, Executive Vice President and Chief Financial Officer
(318) 222-1145

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